Boulder Brands, Inc. Completes $330 Million Credit Facility

Boulder, CO (July 10, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) announced today it closed on a new senior secured credit facility. The new $330 million secured credit facility consists of a $250 million 7-year term loan and an $80 million 5-year revolving credit facility. The proceeds will be used to refinance the Company’s existing $280 million senior secured credit facility, of which $242.2 million was outstanding immediately prior to the refinancing, and for general corporate purposes. The overall effective interest rate on the new facility is 5.25%, 225 basis points below the previous facility. This will result in approximately $5 million in annual cash interest savings based on debt outstanding immediately prior to the refinancing.

“We are delighted with the strong demonstration of support and the ongoing confidence in our outlook by the banking community,” stated Christine Sacco, the Chief Financial Officer of the Company. “The favorable market environment enabled us to lower the company’s overall interest rate and secure less restrictive covenants, which will provide more financial flexibility,” continued Ms. Sacco.

Steve Hughes, Chairman and CEO of Boulder Brands, commented, “Today we made three strategic announcements that represent important steps in helping us continue to fulfill our vision of creating a high growth, high margin, health and wellness innovation platform.  First, we refinanced our credit facility at reduced interest rates and less restrictive covenant terms, creating flexibility for future acquisitions.  In addition, we licensed Smart Balance Milk to a strong partner, Byrne Dairy, a move that will ensure this business become a positive contributor to profits in 2014.  Finally, we acquired 80% of Level Life Foods, a market-ready diabetes brand that will enable us to add a fourth category-elastic platform and serve a need-state vertical that targets an important consumer group.  We look forward to updating shareholders in more detail on our August 1st earnings call.”

The credit agreement, which includes the specific terms and covenants governing the Company's credit facility, will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

The Company indicated that Citigroup led the banking transaction in a 3-bank consortium.

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About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:	Corporate Contact:
Carole Buyers, CFA	Caroline Hughes
Senior Vice President,	Director,
Investor Relations & Business Development	Corporate Communications
Boulder Brands, Inc.	Boulder Brands, Inc.
cbuyers@boulderbrands.com	chughes@boulderbrands.com
303-652-0521 x152	303-652-0521 x312

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